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                                                                      EXHIBIT 12



            INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
            DIVIDENDS FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)


                                             2000           1999
                                           --------       --------
                                                (Unaudited)
Earnings:
Net Income                                 $206,022       $197,075
  Add:
    Provision for income taxes              112,256        108,822
    Fixed charges                           425,268        395,540
  Less:
    Capitalized interest                     22,976         23,159
                                           --------       --------
  Earnings as adjusted (A)                 $720,570       $678,278
                                           ========       ========
Preferred dividend requirements            $  8,523       $  7,827
Ratio of income before provision
    for income taxes to net income              154%           155%
                                           --------       --------
  Preferred dividend factor on pretax
    basis                                    13,125         12,132
                                           --------       --------
Fixed Charges:
  Interest expense                          359,323        335,471
  Capitalized interest                       22,976         23,159
  Interest factor of rents                   42,969         36,910
                                           --------       --------
  Fixed charges as adjusted (B)             425,268        395,540
                                           --------       --------
Fixed charges and preferred stock
    dividends (C)                          $438,393       $407,672
                                           ========       ========
Ratio of earnings to fixed charges
    (A) divided by (B)                        1.69x          1.71x
                                           ========       ========
Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                        1.64x          1.66x
                                           ========       ========
